Exhibit 10.19
Cooper US, Inc.
Restricted Stock Agreement
This Agreement is made as of the ___ day of                     , 20___ between Cooper US, Inc., a Delaware Corporation, having its principal place of business in Houston, Texas (the “Company”) and                      an Executive of the Company (“Executive”). All capitalized terms used in this Agreement are as defined in the Cooper Industries Stock Incentive Plan (the “Plan”), unless otherwise defined in this Agreement.
     1. Restricted Stock Award. Pursuant to Section VIII of the Plan, the Company hereby grants to the Executive, as of the date hereof,                      restricted stock units (“Restricted Stock Units”), subject to the restrictions set forth in this Agreement (“Restricted Stock Award”). Upon termination of the restrictions related thereto, each Restricted Stock Unit shall be converted into one Class A Common Share of Cooper Industries, Ltd., par value $.01 per share (“Common Shares”).
     2. Vesting of Restricted Stock Award. Except as provided in Paragraphs 4(b) and 6 of this Agreement, the Restricted Stock Units shall vest in accordance with the following schedule, provided the Executive is actively employed by the Company on the dates the restrictions lapse:

Date Restrictions Lapse	Common Shares to be Issued

Total Restricted Stock Award
     On the date restrictions lapse, the Company shall cause its parent, Cooper Industries, Ltd. to issue a stock certificate or book entry shares in the Executive’s name for the designated number of Common Shares less any Common Shares used to satisfy tax withholding obligations pursuant to Paragraph 5.

     3. Dividends and Dividend Equivalents. Subject to the terms and conditions established by the Board of Directors of Cooper Industries, Ltd. for payment of dividends on Common Shares, upon distribution of the Restricted Stock units following the lapse of applicable restrictions, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends the Executive would have received had the Executive been the owner of record of all such Restricted Stock Units from the date of this Agreement to the date of distribution.
     4. Restrictions and Limitations. The Executive hereby accepts the Restricted Stock Award and agrees to the following restrictions on such Restricted Stock Award.
     (a) Forfeiture. Except as provided in (b) below, if the Executive’s active employment with the Company terminates for any reason, Restricted Stock Units not yet vested pursuant to Paragraph 2 on the effective date of the Executive’s termination shall be forfeited by the Executive.
     (b) Termination Upon Death or Disability. In the event of the Executive’s death or permanent and total disability as determined under Cooper’s Group Long-Term Disability Benefit Plan, all Restricted Stock Units not yet vested pursuant to Paragraph 2 on the date of Executive’s death or disability shall immediately vest and all restrictions on such Units shall terminate. The Company shall cause Cooper Industries, Ltd. to issue Common Shares in the Executive’s name for any such Restricted Stock Units and such Common Shares shall be issued to the Executive as soon as practicable after the date of Executive’s separation from service (as defined in Section 409A of the Internal Revenue Code) following his death or permanent or total disability.
     (c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Restricted Stock Units prior to the lapse of restrictions in accordance with Paragraph 2 of this Agreement.
     5. Tax. Upon the issuance of Common Shares to the Executive for Restricted Stock Units under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common

Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company’s withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the closing price of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).
     6. Change in Control. In the event of a Change in Control, all remaining restrictions on Restricted Stock Units shall immediately lapse and payment or distribution of the Restricted Stock Units shall be governed by the terms of the Plan.
     7. Consideration. The parties agree that the consideration for any issuance of Common Shares for Restricted Stock Units hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.
     8. Plan Incorporated. The Executive acknowledges receipt of a copy of the Plan, which is incorporated by reference into this Agreement. The Executive agrees that this Restricted Stock Award shall be subject to all of the terms and provisions of the Plan.
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all as of the date first above written.

COOPER US, INC.

John W. Sparrow
Vice President, Compensation & Benefits

EXECUTIVE

(Name)
(Title)